Exhibit 99.1

Sonic Automotive, Inc. Reports First Quarter Continuing Operations Earnings Up 10%

CHARLOTTE, N.C. – May 1, 2007 – Sonic Automotive, Inc. (NYSE: SAH), a leader in automotive retailing, today reported that its 2007 first quarter earnings from continuing operations were $23.7 million, an increase of 10% from the $21.5 million earned in the first quarter of 2006. Diluted earnings per share from continuing operations was $0.52 for the quarter compared to $0.49 a year ago.

Total revenue for the first quarter of 2007 increased 3.6% with same store revenue up 2.2% over the prior year quarter. On a same store basis compared to the same quarter last year, new vehicle retail revenues were up 2.3%, used vehicle retail revenues were up 5.1%, fixed operations revenue was up 5.4% and finance and insurance revenues were up 6.3%. Luxury and import brands represented 83% of total revenues for the quarter.

B. Scott Smith, the Company’s President said, “Our results this quarter reflect the continued execution of our key operating initiatives. Our same store sales growth in the higher-margin segments of our business demonstrate the effectiveness of our used vehicle merchandising program and our electronic F&I menu rollout along with our core strength in the parts and service business. In addition to these revenue improvements, we continue to focus on our expense structure and ended the quarter with SG&A as a percentage of gross profit at 77.4%, or a 90 basis improvement, compared to the same quarter last year. We remain comfortable with our 2007 continuing operations EPS target of $2.48 to $2.58 per diluted share.”

Presentation materials for the Company’s May 1, 2007 earnings conference call can be accessed on the Company’s website at www.sonicautomotive.com by clicking on the “For Investors” tab and choosing “Webcasts & Presentations” on the left side of the monitor.

To access the live broadcast of the call over the Internet go to: www.ccbn.com or www.sonicautomotive.com

A live audio of the call will be accessible to the public at 11:00 A.M. EST by calling (877) 791-3416. International callers dial (706) 643-0958. Callers should dial in approximately 10 minutes before the call begins. A conference call replay will be available one hour following the call for seven days and can be accessed by calling: 800-642-1687, Conference ID: 5333288, International callers dial (706) 645-9291.

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 300 company based in Charlotte, N.C., is one of the largest automotive retailers in the United States operating 175 franchises and 38 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements pertaining to anticipated diluted earnings per share from continuing operations. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s annual report on Form 10-K for the year ended December 31, 2006. The Company does not undertake any obligation to update forward-looking information.

Sonic Automotive, Inc.

Results of Operations (Unaudited)

(in thousands, except per share, unit data and percentage amounts)

	Three Months Ended
	3/31/2007	3/31/2006
Revenues
Retail new vehicles	$1,075,551	$1,037,301
Fleet vehicles	88,971	86,485

New vehicles	1,164,522	1,123,786
Used vehicles	331,032	310,208
Wholesale vehicles	115,156	132,476

Total vehicles	1,610,710	1,566,470
Parts, service and collision repair	294,852	273,728
Finance, insurance and other	48,846	45,879

Total revenues	1,954,408	1,886,077
Total gross profit	310,463	298,069
SG&A expenses	240,288	233,451
Depreciation	5,794	4,818

Operating income	64,381	59,800
Interest expense, floor plan	16,291	12,297
Interest expense, other	9,277	11,949
Other (expense) / income	6	(665)

Income from continuing operations before taxes	38,819	34,889
Income taxes	15,140	13,357

Income from continuing operations	23,679	21,532
Discontinued operations:
Loss from operations and the sale of discontinued franchises	(5,269)	(7,171)
Income tax benefit	1,581	2,721

Loss from discontinued operations	(3,688)	(4,450)

Net income	$19,991	$17,082

Diluted:
Weighted average common shares outstanding	47,938	46,205

Earnings per share from continuing operations	$0.52	$0.49
Loss per share from discontinued operations	($0.08)	($0.10)

Earnings per share	$0.44	$0.39

Gross Margin Data (Continuing Operations):

Retail new vehicles	7.3%	7.6%
Fleet vehicles	2.2%	3.2%
Total new vehicles	7.0%	7.3%
Used vehicles	10.3%	10.8%
Total vehicles	7.2%	7.4%
Parts, service and collision repair	49.6%	49.7%
Finance, insurance and other	100.0%	100.0%
Overall gross margin	15.9%	15.8%

SG&A Expenses (Continuing Operations):

Personnel	$136,105	$136,785
Advertising	15,566	14,491
Facility rent	26,059	23,712
Other	62,558	58,463

Total	$240,288	$233,451

Unit Data (Continuing Operations):

New retail units	32,143	31,700
Fleet units	3,745	3,944

New units	35,888	35,644
Used units	17,008	16,144

Total units retailed	52,896	51,788
Wholesale units	12,861	13,377
Average price per unit:
New retail vehicles	33,461	32,722
Fleet vehicles	23,757	21,928
Total new vehicles	32,449	31,528
Used vehicles	19,463	19,215
Wholesale vehicles	8,954	9,903

Other Data:

Same store revenue percentage changes:
New retail	2.3%
Fleet	0.4%
New total	2.1%
Used	5.1%
Parts, service and collision repair	5.4%
Finance, insurance and other	6.3%
Total	2.2%

Balance Sheet Data:

	3/31/2007 (1)	12/31/2006
ASSETS
Current Assets:
Cash and cash equivalents	$14,001	$12,696
Receivables, net	334,097	385,849
Inventories	1,069,693	991,984
Assets held for sale	152,340	160,571
Construction in progress and land expected to be sold in sale-leaseback transactions	32,294	26,198
Other current assets	41,825	35,834

Total current assets	1,644,250	1,613,132
Property and Equipment, Net	230,639	220,551
Goodwill, Net	1,162,562	1,155,428
Other Intangibles, Net	97,770	94,136
Other Assets	44,774	41,517

TOTAL ASSETS	$3,179,995	$3,124,764

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Floor plan notes payable - trade	$245,163	$377,943
Floor plan notes payable - non-trade	852,085	686,515
Trade accounts payable	71,063	68,016
Accrued interest	15,980	19,336
Other accrued liabilities (1)	181,476	180,884
Liabilities associated with assets held for sale - trade	55,309	54,229
Liabilities associated with assets held for sale - non-trade	38,908	42,063
Current maturities of long-term debt	2,696	2,707

Total current liabilities	1,462,680	1,431,693
LONG-TERM DEBT	601,272	598,627
OTHER LONG-TERM LIABILITIES (1)	38,548	39,570
DEFERRED INCOME TAXES	149,918	151,034
STOCKHOLDERS’ EQUITY (1)	927,577	903,840

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$3,179,995	$3,124,764

Balance Sheet Ratios:
Current Ratio (1)	1.12	1.13
Debt to Total Capital, Net of Cash (1)	38.9%	39.4%

(1) - Excludes the impact of the adoption of FIN 48